WELLINGTON
MANAGEMENT®

Code of Ethics

Personal investing Gifts and entertainment Outside activities
Client confidentiality

A message from our CEO

Standards of conduct	1
Who is subject to the Code of Ethics	1
Personal Writing	2
Which types of investment and related activities are prohibited?	2
Which investment accounts must be reported?	3
What are the reporting responsibilities for all personnel?	4
What are the preclearance responsibilities for all personnel?	5
What are the additional requirements for investment professionals	6
Gifts and entertainment	7
outside activities	8
client confidentiality	8
How we enforce our Code of Ethics	8
Exceptions from the Code of Ethics	9
Closing	9

•Using a derivative instrument to circumvent a restriction in the Code of Ethics

Wellington Management Code of Ethics    3

WHICH INVESTMENT ACCOUNTS MUST BE REPORTED?
You are required to report any investment account over which you exercise investment discretion or from which any of the following individuals enjoy economic benefits: (i) your spouse, domestic partner, or minor children, and (ii) any other dependents living in your household,
AND
that holds or is capable of holding any of the following covered investments:
•Shares of stocks, ADRs, or other equity securities (including any security convertible into equity securities)
•Bonds or notes (other than sovereign government bonds issued by Canada, France, Germany, Italy, Japan, the United Kingdom, or the United States, as well as bankers' acceptances, CDs, commercial paper, and high-quality, short-term debt instruments)
•Interest in a variable annuity product in which the underlying assets are held in a subaccount managed by Wellington Management
•Shares of exchange-traded funds (ETFs)
•Shares of closed-end funds
•Options on securities
•Securities futures
•Interest in private placement securities (other than Wellington Management sponsored products)
•Shares of funds managed by Wellington Management (other than money market funds) Please see Appendix A for a detailed summary of reporting requirements by security type.
For purposes of the Code of Ethics, these investment accounts are referred to as reportable accounts. Examples of common account types include brokerage accounts, retirement accounts, employee stock compensation plans, and transfer agent accounts. Reportable accounts also include those from which you or an immediate family member may benefit indirectly, such as a family trust or family partnership, and accounts in which you have a joint ownership interest, such as a joint brokerage account.

Accounts not requiring reporting
You do not need to report the following accounts via the Code of Ethics System since the administrator will provide the Code of Ethics Team with access to relevant holdings and transaction information:
•Accounts maintained within the Wellington Retirement and Pension Plan or similar firm-sponsored retirement or benefit plans identified by the Ethics Committee
•Accounts maintained directly with Wellington Trust Company or other Wellington Management Sponsored Products
Although these accounts do not need to be reported, your investment activities in these accounts must comply with the standards of conduct embodied in our Code of Ethics.

WHAT ARE THE REPORTING RESPONSIBILITIES FOR ALL PERSONNEL?

WHAT ARE THE PRECLEARANCE RESPONSIBILITIES FOR ALL PERSONNEL?

Please note that preclearance approval does not alter your responsibility to ensure that each personal securities transaction complies with the general standards of conduct, the reporting requirements, the restrictions on short-term trading, or the special rules for investment professionals set out in our Code of Ethics.

WHAT ARE THE ADDITIONAL REQUIREMENTS FOR INVESTMENT PROFESSIONALS?

Wellington Management Code of Ethics    7

Gifts and entertainment

Our guiding principle of "client, firm, self" also governs the receipt of gifts and entertainment from clients, consultants, brokers/dealers, research providers, vendors, companies in which we may invest, and others with whom the firm does business. As fiduciaries to our clients, we must always place our clients' interests first and cannot allow gifts or entertainment opportunities to influence the actions we take on behalf of our clients. In keeping with this standard, you must follow several specific requirements:
ACCEPTING GIFTS - You may only accept gifts of nominal value, which include logoed items, flower arrangements, gift baskets, and food, as well as other gifts with an approximate value of less than US$10O or the local equivalent per year from a single source. You may not accept a gift of cash, including a cash equivalent such as a gift card, regardless of the amount. If you receive a gift that violates the Code, you must return the gift or consult with the Chief Compliance Officer to determine appropriate action under the circumstances.
ACCEPTING BUSINESS MEALS - Business meals are permitted provided that neither the cost nor the frequency is excessive and there is a legitimate business purpose. If the host is a broker/dealer or research provider, the host must be reimbursed for the full amount of your proportionate share of the total cost of the meal if the approximate value of the meal is more than US$10O or the local equivalent.
ACCEPTING ENTERTAINMENT OPPORTUNITIES - The firm recognizes that participation in entertainment opportunities with representatives from organizations with which the firm does business, such as consultants, broker/dealers, research providers, vendors, and companies in which we may invest, can help to further legitimate business interests. However, participation in such entertainment opportunities should be infrequent and is subject to the following conditions:
1.A representative of the hosting organization must be present;
2.The primary purpose of the event must be to discuss business or to build a business relationship;
3.You must receive prior approval from your business manager;
4.If the host is a broker/dealer or research provider, the host must be reimbursed for the full amount of the entertainment opportunity; and
5.For all other entertainment opportunities, the host must be reimbursed for the full face value of any entertainment ticket(s) if:
•the entertainment opportunity requires a ticket with a face value of more than US$2OO or the local equivalent, or is a high-profile event (e.g., a major sporting event),
•you wish to accept more than one ticket, or
•the host has invited numerous Wellington Management representatives.
Business managers must clear their own participation under the circumstances described above with the Chief Compliance Officer or Chair of the Ethics Committee.
Please note that even if you pay for the full face value of a ticket, you may attend the event only if the host is present.
LODGING AND AIR TRAVEL - You may not accept a gift of lodging or air travel in connection with any entertainment opportunity. If you participate in an entertainment opportunity for which lodging or air travel is paid for by the host.you must reimburse the hostforthe equivalent cost, as determined byWellington Management's travel manager.

Wellington Management Code of Ethics    8

SOLICITING GIFTS, ENTERTAINMENT OPPORTUNITIES, OR CONTRIBUTIONS - In your capacity as an employee of the firm, you may not solicit gifts, entertainment opportunities, or charitable or political contributions for yourself, or on behalf of clients, prospects, or others, from brokers, vendors, clients, or consultants with whom the firm conducts business or from companies in which the firm may invest.

SOURCING ENTERTAINMENT OPPORTUNITIES - You may not request tickets to entertainment events from the firm's Trading department or any other Wellington Management department, or employee, nor from any broker, vendor, company in which we may invest, or other organization with which the firm conducts business.
Outside activities

While the firm recognizes that you may engage in business or charitable activities in your personal time, you must take steps to avoid conflicts of interest between your private interests and our clients' interests. As a result, all significant outside business or charitable activities (e.g., additional employment, consulting work, directorships or officerships) must be approved by your business manager and by the Chief Compliance Officer, General Counsel, or Chair of the Ethics Committee prior to the acceptance of such a position (or if you are new, upon joining the firm). Approval will be granted only if it is determined that the activity does not present a significant conflict of interest. Directorships in public companies (or companies reasonably expected to become public companies) will generally not be authorized, while service with charitable organizations generally will be permitted.
Client confidentiality

Any nonpublic information concerning our clients that you acquire in connection with your employment at the firm is confidential. This includes information regarding actual or contemplated investment decisions, portfolio composition, research recommendations, and client interests. You should not discuss client business, including the existence of a client relationship, with outsiders unless it is a necessary part of your job responsibilities.
How we enforce our Code of Ethics

Legal and Compliance is responsible for monitoring compliance with the Code of Ethics. Members of Legal and Compliance will periodically request certifications and review holdings and transaction reports for potential violations. They may also request additional information or reports.
It is our collective responsibility to uphold the Code of Ethics. In addition to the formal reporting requirements described in this Code of Ethics, you have a responsibility to report any violations of the Code. If you have any doubt as to the appropriateness of any activity, believe that you have violated the Code, or become aware of a violation of the Code by another individual, you should consult the manager of the Code of Ethics Team, Chief Compliance Officer, General Counsel, or Chair of the Ethics Committee.

Wellington Management Code of Ethics    9

Potential violations of the Code of Ethics will be investigated and considered by representatives of Legal and Compliance and/or the Ethics Committee. All violations of the Code of Ethics will be reported to the Chief
Compliance Officer. Violations are taken seriously and may result in sanctions or other consequences, including:
•a warning
•referral to your business manager and/or senior management
•reversal of a trade or the return of a gift
•disgorgement of profits or of the value of a gift
•a limitation or restriction on personal investing
•termination of employment
•referral to civil or criminal authorities
If you become aware of any potential conflicts of interest that you believe are not addressed by our Code of Ethics or other policies, please contact the Chief Compliance Officer, the General Counsel, or the manager of the Code of Ethics Team.

Exceptions from the Code of Ethics

The Chief Compliance Officer may grant an exception from the Code, including preclearance, other trading restrictions, and certain reporting requirements on a case-by-case basis if it is determined that the proposed conduct involves no opportunity for abuse and does not conflict with client interests. Exceptions are expected to be rare.

Closing

As a firm, we seek excellence in the people we employ, the products and services we offer, the way we meet our ethical and fiduciary responsibilities, and the working environment we create for ourselves. Our Code of Ethics embodies that commitment. Accordingly, each of us must take care that our actions fully meet the high standards of conduct and professional behavior we have adopted. Most importantly, we must all remember "client, firm, self" is our most fundamental guiding principle.

APPENDIX A

No Preclearance or Reporting Required:
Openend investment funds not managed by Wellington Management
Interests in a variable annuity product in which underlying assets are held in a fund not managed by Wellington Management
Direct obligations of the US government (including obligations issued by GNMA and PEFCO) or the governments of Canada, France, Germany, Italy, or the United Kingdom
Cash
Money market instruments or other short-term debt instruments rated P-1or P-2, A-1 or A-2, or their equivalent[s]
Bankers' acceptances, CDs, commercial paper
Wellington Trust Company Pools
Wellington Sponsored Hedge Fund
Securities futures and options on direct obligations of the US government or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom and associated derivatives
Options, forwards, and futures on commodities and foreign exchange, and associated derivatives
Transactions in approved managed accounts

Reporting of Securities Transactions Required (no need to pre-clear and not subject to the 60-day holding period)
Open-end investment funds managed by Wellington Management[1](other than money market funds)
Interests in a variable annuity or insurance product in which the underlying assets are held in a fund managed by Wellington Management
Futures and options on securities indices
Shares of exchange-traded funds (ETFs)
Gifts of securities to you or a reportable account
Gifts of securities from you or a reportable account
Non-volitional transactions (splits, tender offers, mergers, stock dividends, dividend reinvestments, etc.)

Preclearance and Reporting of Securities Transactions Required:
Bonds and notes (other than direct obligations of the US government or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom, as well as bankers' acceptances, CDs, commercial paper, and high- quality, short-term debt instruments)

Stock (common and preferred) or other equity securities, including any security convertible into equity securities
All Closed-end funds
Unit investment trusts
American Depositary Receipts
Options on securities (but not their non-volitional exercise or expiration), excluding ETFS
Warrants
Rights

Prohibited Investments and Activities
Initial public offerings (IPOs) of any securities
Single-stock futures
Single-Stock ETFs (including Leveraged Single-Stock ETFs, Inverse Single-Stock ETFs, and Hedged Single-Stocks ETFs)
Securities or financial instruments whose performance is derived from the performance of a security covered by our Code of Ethics (e.g. single stock ETFs and single stock futures)
Options expiring within 60 days of purchase
Securities being bought or sold on behalf of clients until one trading day after such buying or selling is completed or cancelled
Securities of an issuer that is the subject of a new, changed, or reissued but unchanged action recommendation from a global industry research or fixed income credit analyst until two business days following issuance or reissuance of the recommendation

Securities of an issuer that is mentioned at the Morning Meeting or the Early Morning Meeting until two business days following issuance or reissurance of the recommendation
Securities on the firm wide restricted list
Profiting from any short-term (i.e., within 60 days) trading activity
Securities of broker /dealers or their affiliates with which the firm conducts business
Securities of any securities market or exchange on which the firm trades
Using a derivative instrument to circumvent the requirements of the Code of Ethics
Purchasing an equity security if your aggregate ownership of the equity security exceeds 0.05% of the total shares outstanding of the issuer

This appendix is current as of 21 September 2022 and may be amended at the discretion of the Ethics Committee. 1A list of funds advised or subadvised by Wellington Management (“Wellington-Managed Funds”) is available online via the Code of Ethics System. However, you remain responsible for confirming whether any particular investment represents a Wellington-Managed Fund. 2If the instrument is unrated, it must be of equivalent duration and comparable quality.